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                                                                   Exhibit 12

                                    TXU CORP.
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES,
       AND RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERENCE DIVIDENDS



                                                                         Year  Ended  December 31,
                                                -------------------------------------------------------------------
                                                          2002       2001          2000         1999         1998
                                                          ----       ----          ----         ----         ----
                                                                           Millions of Dollars, Except Ratios

EARNINGS:
     Income (loss) from continuing operations          $  175        $  639       $  666       $  686       $  600
     Add:  Total federal income taxes                      94           273          278          314          407
          Fixed charges (see detail below)                958         1,045        1,088        1,084        1,035
          Preferred dividends of subsidiaries              13            14           14           14           16
                                                       ------        ------       ------       ------       ------
               Total earnings                          $1,240        $1,971       $2,046       $2,098       $2,058
                                                       ======        ======       ======       ======       ======

FIXED CHARGES:
     Interest expense                                  $  843        $  873       $  911       $  924       $  908
     Rentals representative of the interest factor         75            71           68           64           53
     Distributions on preferred trust securities
         of subsidiaries*                                  40           101          109           96           74
                                                       ------        ------       ------       ------       ------
             Fixed charges deducted from earnings         958         1,045        1,088        1,084        1,035
     Preferred dividends of subsidiaries (pretax)**        20            20           20           20           27
                                                       ------        ------       ------       ------       ------
             Total fixed charges                          978         1,065        1,108        1,104        1,062
                                                       ------        ------       ------       ------       ------

     Preference dividends of registrant (pretax) **        34            31           17            -            -
                                                      -------        ------       ------       ------       ------

             Fixed charges and preference dividends    $1,012        $1,096       $1,125       $1,104       $1,062
                                                       ======        ======       ======       ======       ======

RATIO OF EARNINGS TO FIXED CHARGES                       1.27          1.85         1.85         1.90         1.94
                                                         ====          ====         ====         ====         ====

RATIO OF EARNINGS TO COMBINED FIXED
     CHARGES AND PREFERENCE DIVIDENDS                    1.23          1.80         1.82         1.90         1.94
                                                         ====          ====         ====         ====         ====


* Distributions on preferred trust securities are deductible for tax purposes.

** Preferred/preference dividends multiplied by the ratio of pre-tax income to net income.